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                                                                    EXHIBIT 15.1


Board of Directors
Crawford Equipment and Engineering Company
Orlando, Florida


We have compiled the accompanying balance sheets of Crawford Equipment and Engineering Company as of March 31, 1997 and 1998 and the related statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the statements of changes in stockholder's equity for the three months ended March 31, 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The financial statements have been prepared on the accounting basis used by the Company for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

A compilation is limited to presenting in the form of financial statements, information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to condense or omit certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's assets, liabilities, revenues, expenses, and retained earnings. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Accordingly, these financial statements are not designed for those who are not informed about such matters.


/s/ J. Rick Maloy
J. Rick Maloy, CPA

Orlando, Florida
June 3, 1998